Contact:
John Beck Ardea Biosciences, Inc. (858) 652-6523 jbeck@ardeabio.com

Ardea Biosciences Reports Recent Accomplishments and Second Quarter 2011 Financial Results

SAN DIEGO, August 5, 2011 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases, today reported recent accomplishments and financial results for the second quarter and six months ended June 30, 2011.

“Since our last quarterly update, we presented exciting initial results from the ongoing extension portion of our Phase 2b trial of lesinurad demonstrating high rates of sustained uric acid lowering and patient response over week 28 of the study at all doses,” commented Barry D. Quart, PharmD, president and chief executive officer. “These results, together with the impressive efficacy and safety profile established in previous studies, position lesinurad very well for our upcoming Phase 3 clinical studies.”

Recent Accomplishments and Important Upcoming Events

•	In May 2011, we presented additional positive results from the primary dosing and ongoing extension periods of our Phase 2b study (Study 203) adding lesinurad to allopurinol in patients who did not achieve target serum urate (sUA) levels on allopurinol alone, as well as other preclinical and clinical data from our lesinurad development program, at the Annual European Congress of Rheumatology hosted by the European League Against Rheumatism (EULAR). Highlights included:

•	Results from the ongoing, blinded extension portion of Study 203 showed that 91 percent of patients receiving lesinurad in combination with allopurinol achieved sUA levels below the clinically important target of 6 mg/dL after 28 weeks of dosing. In addition, continued reductions in sUA were observed beyond the initial 28 days of dosing with the majority of the responding patients remaining on the 200 mg dose of lesinurad thus far in the extension portion. The combination has been generally well tolerated in the ongoing extension portion of Study 203.

•	Results from the completed 28-day main portion of the study showing, at the highest lesinurad dose tested, the number of patients taking the combination who achieved the target sUA level of below 6 mg/dL was more than three times the number of patients who achieved the target on allopurinol alone. This translated into an overall response rate of 87 percent using a “last observation carried forward”, or LOCF, analysis. The combination of lesinurad and allopurinol was generally well tolerated in the 28-day main portion of Study 203.

•	Results from a completed preclinical study showing that lesinurad is an active inhibitor of the OAT4 transporter, a uric acid transporter in the kidney believed to be responsible for the hyperuricemia caused by the anti-hypertensive diuretic agent, hydrochlorothiazide. As hypertension is a common co-morbid condition in gout patients, this secondary lesinurad activity may benefit gout patients taking this common treatment for hypertension. Consistent with these preclinical results, a high level of response was observed with lesinurad in the subset of patients receiving thiazide diuretics in Study 203.

•	In June 2011, we presented data from a completed, multi-center, Phase 1, monotherapy, dose-escalation study of BAY-86-9766 (RDEA119) in advanced cancer patients at the 2011 American Society of Clinical Oncology (ASCO) Annual Meeting. BAY 86-9766 (RDEA119) is a potent and highly selective inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer being developed under a global license agreement with Bayer Healthcare.

•	We are currently preparing for the commencement of Phase 3 studies of lesinurad which will focus on patients who do not reach target serum uric acid levels with, or are intolerant to, the current standard of care, allopurinol. In anticipation of these studies, we recently initiated two observational studies in patients with chronic gout who will receive allopurinol. Given the low response rate typically observed with allopurinol and its well established side effect profile, we expect a substantial number of patients from these studies will be eligible to enroll directly into our Phase 3 studies.

•	During the third quarter of 2011, we expect to report the results of an “End of Phase 2” meeting with the FDA for lesinurad.

•	Our next generation URAT1 inhibitor for gout, RDEA3170, has received regulatory approval for Phase 1 dosing, which we expect will commence in the third quarter of 2011.

Second Quarter and Year-to-Date 2011 Financial Results

As of June 30, 2011, we had $141.3 million in cash, cash equivalents and short-term investments and $1.7 million in receivables, compared to $80.6 million in cash, cash equivalents and short-term investments and $17.0 million in receivables as of December 31, 2010.

The net increase in cash, cash equivalents and short-term investments in 2011 was due primarily to our public offering of common stock, which was completed in February 2011 and resulted in net proceeds to us of $78.1 million, and the receipt in January 2011 of a $15.0 million milestone payment under our global license agreement with Bayer HealthCare (Bayer). These increases were partially offset by the use of cash to fund our clinical-stage programs, personnel costs and for other general corporate purposes. The decrease in receivables in this period was due to the receipt of the $15.0 million milestone payment from Bayer.

Revenues totaled $2.2 million and $3.9 million for the three and six months ended June 30, 2011, respectively, and $3.5 million and $6.8 million for the three and six months ended June 30, 2010, respectively. The revenue earned in 2010 and 2011 was primarily from the recognition of a portion of the $35.0 million upfront, non-refundable license fee and reimbursement of third-party development costs under our global license agreement with Bayer. The decrease in revenues for the three and six months ended June 30, 2011 was due primarily to an increase in our estimate of the time period required to complete our obligations under the license agreement to June 2012, which is the period over which we are recognizing the remaining portion of the upfront license fee.

For the three and six months ended June 30, 2011, total operating expenses increased to $20.3 million and $37.3 million, respectively, from $16.2 million and $29.4 million for the same periods in 2010. Total operating expenses for the three and six months ended June 30, 2011 included non-cash, stock-based compensation charges of $2.8 million, or $0.10 per share, and $5.2 million, or $0.20 per share, respectively, compared to $1.8 million, or $0.08 per share, and $3.5 million, or $0.17 per share, for the same periods in 2010.  The increase in total operating expenses between the three and six months ended June 30, 2011, compared to the same periods in 2010, was primarily a result of an increase in research and development expense due to the continued development and progression of lesinurad and our next-generation product candidate for the chronic management of hyperuricemia in gout patients, RDEA3170 and the increase in non-cash stock-based compensation expense noted above as well as consulting and professional outside services increases and increased personnel and related expenses.

Net loss for the three and six months ended June 30, 2011 was $18.1 million, or $0.68 per share, and $33.3 million, or $1.27 per share, respectively, compared to a net loss for the same periods in 2010 of $12.8 million, or $0.57 per share, and $22.9 million, or $1.11 per share. The increase in net loss per share for the three and six months ended June 30, 2011 compared to the same periods in 2010 was mainly due to the increase in operating expenses noted above, partially offset by an increase in weighted-average shares outstanding in 2011 as a result of our April 2010 and February 2011 public offerings of common stock.

ARDEA BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010

Revenues:
License fees	$1,077	$2,426	$2,153	$4,853
Sponsored research	132	—	222	—
Reimbursable research and development costs	967	1,095	1,571	1,942

Total revenues	2,176	3,521	3,946	6,795
Operating expenses:
Research and development	15,527	12,884	28,242	23,135
General and administrative	4,769	3,319	9,018	6,246

Total operating expenses	20,296	16,203	37,260	29,381
Loss from operations	(18,120)	(12,682)	(33,314)	(22,586)
Other income (expense):
Interest income	98	111	205	180
Interest expense	(98)	(229)	(232)	(490)
Other income, net	6	13	9	26

Total other income (expense)	6	(105)	(18)	(284)

Net loss	$(18,114)	$(12,787)	$(33,332)	$(22,870)

Basic and diluted net loss per share	$(0.68)	$(0.57)	$(1.27)	$(1.11)

Shares used in computing basic and diluted net loss per share	26,687	22,556	26,241	20,568

Condensed Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)
Cash, cash equivalents and short-term investments	$141,321	$80,612
Total assets	$147,579	$100,454
Total stockholders’ equity	$128,867	$77,123

About Ardea Biosciences, Inc.

Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. Lesinurad (RDEA594), our lead product candidate for the chronic management of hyperuricemia in patients with gout, is a once-daily, oral inhibitor of the URAT1 transporter. We have completed Phase 2b clinical studies of lesinurad and continue to advance the drug in longer term extensions in preparation for Phase 3 development. Our next-generation URAT1 inhibitor, RDEA3170, is currently in preclinical development. BAY 86-9766 (RDEA119) is a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer being developed under a global license agreement with Bayer HealthCare. BAY 86-9766 (RDEA119) is currently in a Phase 2 study in patients with hepatocellular carcinoma in combination with sorafenib and a Phase 1/Phase 2 study in patients with advanced pancreatic cancer in combination with gemcitabine.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of lesinurad (RDEA594), BAY 86-9766 (RDEA119) and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities, including collaboration or license agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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